EXHIBIT 23.3

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm,

dated December 10, 2004

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 22, 2002, except for Note 9 as to which the date is September 30, 2002 and February 22, 2002, except for Note 10 as to which the date is September 30, 2002, with respect to the combined financial statements of Prime Care One Portfolio (a Group of Related Properties to be Acquired by CNL Retirement Properties, Inc.), and the financial statements of Prime Care Two, LLC, respectively, incorporated by reference in Post-Effective Amendment No. Three to the Form S-11 Registration Statement (Form S-11 No. 333-107486) and included in the related Prospectus of CNL Retirement Properties, Inc.

/s/ Ernst & Young LLP
Ernst & Young LLP

Indianapolis, Indiana
December 10, 2004